Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2006, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to Note 14, as to which the date is November 6, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Blackbaud, Inc., which appears in Blackbaud, Inc.’s Current Report on Form 8-K dated November 6, 2006.
/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
November 6, 2006